Exhibit 10.30

January 14, 2026

Stephen C. Farrell

c/o STAAR Surgical Company

25510 Commercentre Drive

Lake Forest, California 92630

Dear Steve:

This letter agreement (this “Agreement”) formalizes our discussions regarding the terms and conditions of your separation from service with STAAR Surgical Company (the “Company”). Reference is made to the Employment Agreement between you and the Company, effective as of February 26, 2025 (the “Employment Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Employment Agreement.

1.
Separation from Service

At the request of the Board of Directors of the Company (the “Board”), you hereby resign as a member of the Board effective as of January 14, 2026, and you hereby acknowledge and agree that your employment with the Company will terminate on January 31, 2026 or such earlier date as determined by the Board (the date of your termination of employment, the “Separation Date”).

a.
It is agreed that, for all purposes, including for purposes of determining your eligibility for severance payments and benefits under the terms of the Employment Agreement, your termination of employment on the Separation Date will be treated as a termination by the Company without cause.
b.
Through and including the Separation Date, except as otherwise provided in this Agreement, you shall be entitled to receive the compensation and benefits set forth in the Employment Agreement, payable in accordance with Section 2(b) hereof, as well as continued vesting of previously granted and outstanding long-term incentive (“LTI”) awards. You acknowledge and agree that you will not be entitled to receive an annual bonus payment for fiscal 2025. For the avoidance of doubt, you will not be eligible for an annual bonus opportunity for fiscal 2026, nor will you be eligible to receive any new LTI awards from and after the date of this Agreement.
2.
Consideration

Subject to the terms of this Agreement and your satisfaction of the Release Requirement, the Company agrees to provide you with the severance payments and benefits set forth below. You agree that, other than the severance payments and benefits set forth below, you will not be eligible for any severance payments or benefits in connection with the termination of your employment on the Separation Date.

a.
Severance. The Company will continue to pay your Base Salary in accordance with its payroll practice, as in effect from time to time, for 18 months following the Separation Date, as provided under Section 5(a)(iv) of the Employment Agreement; provided that the installment payments will not commence until the Release Requirement is satisfied and that the first installment payment will include all amounts that would have become payable prior thereto but for the Release Requirement.

b.
Equity Awards. All time-vesting restricted stock units (“RSUs”) and performance-vesting restricted stock units (“PSUs”) of the Company held by you that are outstanding as of the Separation Date will continue to be earned, vest and be settled in accordance with their terms during the Consulting Period (as defined below) as if your employment with the Company continues through such period, except to the extent expressly provided below:
i.
RSUs that are scheduled to vest on February 26, 2026 will vest on such date and all other RSUs will be forfeited as of the Separation Date.
ii.
PSUs, which were granted subject to revenue performance targets measured quarterly though the quarter ending December 31, 2027, will remain outstanding and eligible to vest based on the Company’s achievement of applicable performance goals measured through the quarter ending July 3, 2026; provided that (A) the maximum number of PSUs that can be earned is 140,100, (B) the extent to which PSUs are earned will be determined based on reported financial results without the exercise of discretion by the Board, the compensation committee thereof or the Company, and (C) all PSUs that become earned pursuant to this Section 2(c)(ii) shall vest and be settled in accordance with the terms thereof, provided that, any earned PSUs that are not vested and settled by the end of the Consulting Period, shall not be terminated but shall vest and be settled no later than March 15, 2027.
iii.
Any equity awards that will not be eligible to vest under any circumstance after applying the provisions of this Section 2(c) will be forfeited as of the Separation Date.
c.
COBRA. Subject to your timely election of COBRA coverage, the Company will reimburse COBRA premiums for you and your eligible dependents for 18 months following the Separation Date, in accordance with Section 5(a)(v) of the Employment Agreement.
d.
Accrued Benefits. For the avoidance of doubt, you will be entitled to all Accrued Benefits in accordance with Section 5(a)(i)-(iii) of the Employment Agreement, which Accrued Benefits will not be subject to the Release Requirement notwithstanding anything to the contrary. In addition, vested stock options of the Company that you hold as of the Separation Date, which were previously granted to you in connection with your service on the Board, will remain exercisable in accordance with their terms through the first anniversary of your resignation from the Board, regardless of whether the Release Requirement is satisfied.

3.
Termination of Employment Agreement; Restrictive Covenants

The parties agree that the Employment Agreement will be terminated as of the Separation Date, provided that the rights and obligations set forth therein that by their terms extend beyond the Separation Date will continue to be in full force and effect in accordance with their terms. All restrictive covenants applicable to you, including those set forth in Section 6 of the Employment Agreement, will continue to apply in accordance with their terms during the remainder of, and following the termination of, your employment with Company.

4.
Consulting Service

You agree to provide consulting service to the Company, as reasonably requested by the Board or the Chief Executive Officer of the Company from time to time and as mutually agreed, for one year following the Separation Date (the “Consulting Period”) in exchange for a monthly consulting fee of $45,000, to be paid on the last day of each month during the Consulting Period. The Consulting Period may not be terminated by either party.

During the Consulting Period, the Company will reimburse you for all reasonable and documented travel and business expenses incurred by you in connection with the consulting services. During the Consulting Period, you will be an independent contractor and not an employee of the Company. You will have no authority to obligate the Company to any agreement or exercise any supervision or direction over the Company’s employees. As a consultant, you will not be eligible to participate in any of the Company’s employee benefit plans, programs or arrangements and you will be responsible for paying all applicable taxes in respect of your compensation as an independent contractor.

5.
General Release

Your eligibility to receive the payments and benefits described in clauses (a) through (d) of Section 2 of this Agreement is conditioned on your execution of the general release of claims, attached hereto as Exhibit A, on or after the Separation Date and within the time period specified therein and on such release becoming effective and irrevocable in accordance with its terms (collectively, the “Release Requirement”).

6.
Additional Terms and Conditions

This Agreement, together with the Employment Agreement and applicable equity award agreements, constitutes the entire understanding between you and the Company with respect to the subject matter hereof.

Payments and benefits provided to you under this Agreement will be subject to all applicable tax withholdings, it being understood that tax withholding with respect to the settlement of your equity awards following the Separation Date will be effectuated through net settlement in accordance with the Company’s practice as of the date hereof. In addition, any Company equity awards held by you as of the date hereof that have vested by their terms prior to the date hereof but have not been settled will be settled as promptly as practicable after the date hereof, with tax withholding effectuated through net settlement in accordance with the Company’s practice as of the date hereof.

For the avoidance of doubt, you will continue to be entitled to indemnification by the Company as provided under the Company’s governing documents, any applicable directors and officers’ insurance policies or other indemnification agreements, in each case in accordance with their terms as of the date hereof.

With respect to your obligation to cooperate with the Company as provided under Section 9 of the General Release Agreement attached as Exhibit A hereto, notwithstanding anything to the contrary therein, you will be provided with reasonable compensation for time spent in connection with complying with such obligation.

The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by the parties hereto. The governing law and dispute resolution provisions of the Employment Agreement shall apply to this Agreement as if set forth herein mutatis mutandis. If any section of this Agreement is determined to be void, voidable, or unenforceable, it shall have no effect on the remainder of this Agreement, which shall remain in full force and effect.

[Signature Page Follows.]

Sincerely yours,

STAAR SURGICAL COMPANY

/s/ Stephen C. Farrell

Name: Stephen C. Farrell
Title: Chief Executive Officer

Agreed:

/s/ Stephen C. Farrell

Stephen C. Farrell

[Signature Page to Separation Agreement]

EXHIBIT A

GENERAL RELEASE AGREEMENT

In consideration of the promises of STAAR Surgical Company (the “Company”) set forth in the letter agreement between Stephen C. Farrell (“Executive”) and the Company dated January 14, 2026 (the “Separation Agreement”), and for other good and valuable consideration, Executive agrees to the terms of this general release of claims (this “Release”). Except as otherwise provided herein, this Release shall be effective on the eighth day after it has been executed by both of the parties. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Separation Agreement.

1.
Release by Executive.
(a)
Except for any obligations or covenants of the Company pursuant to this Release or the Separation Agreement and as otherwise expressly provided in this Release, Executive, for himself and his heirs, executors, administrators, assigns, successors and agents (collectively, the “Executive’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company and any of its parents, direct or indirect subsidiaries, affiliates, divisions, or related entities (collectively referred to herein as the “Company and its Related Entities”), and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, affiliates, successors and assigns (collectively, the “Company Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which Executive or any of Executive’s Affiliates has or may have or may claim to have against the Company Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the date that Executive signs this Release (“Claims”), arising out of, based upon, or relating to his employment or the termination of his employment with the Company and its Related Entities and/or his service as an officer of any of the Company Releasees, any agreement or compensation arrangement between Executive and any of the Company Releasees, to the maximum extent permitted by law.
(b)
Executive specifically and expressly releases any Claims arising out of or based on: the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the National Labor Relations Act and the Equal Pay Act, as the same may be amended from time to time; the California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public policy or wrongful termination; state or federal wage and hour laws, and other provisions of the California Labor Code, to the extent these may be released herein as a matter of law; or any other state or federal law, rule, or regulation dealing with the employment relationship.
(c)
Nothing contained in this Section 1 or any other provision of this Release shall release or waive any right that Executive has to payments and benefits under the Separation Agreement, any vested benefits under the Company’s benefit plans, any compensation or vested benefits as required by law, or any indemnification and/or reimbursement of expenses by the

Company and its Related Entities with respect to which Executive may be eligible as provided in California Labor Code section 2802, the Company’s and its Related Entities’ Certificates of Incorporation, Bylaws and any applicable directors and officers, errors & omissions, umbrella or general liability insurance policies, any indemnification agreements, including the Employment Agreement; or any other applicable source, nor prevent Executive from cooperating in an investigation of the Company by the Equal Employment Opportunity Commission (“EEOC”). Further, nothing in this Release or the Separation Agreement prohibits or restricts Executive (A) from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a “Government Agency”), (B) from reporting violations of U.S. federal or state laws or regulations to a Government Agency, (C) from making disclosures that are protected under U.S. federal and state whistleblower laws and regulations, or (D) from accepting any monetary reward in connection therewith. This Release does not limit Executive’s right to receive an award for information provided to a Government Agency. Nothing herein shall prevent Executive from discussing or disclosing information regarding unlawful acts in the workplace, such as harassment, discrimination or any other conduct that Executive has reason to believe is unlawful.
2.
Waiver of Civil Code Section 1542.
(a)
Executive understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected, which may be released as a matter of law. Executive expressly waives and relinquishes any and all rights he may have under California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(b)
Executive expressly waives and releases any rights and benefits which he has or may have under any similar law or rule of any other jurisdiction. It is the intention of each party through this Release to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.
3.
Release of Federal Age Discrimination Claims by Executive. Executive hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he might otherwise have had against the Company or any of the Company Releasees regarding any actions which occurred prior to the date that Executive signed this Release, except that Executive is not prevented from cooperating in an investigation by the EEOC or from filing an EEOC charge other than for personal relief.
4.
Review and Revocation Rights. Executive hereby is advised of the following:

(a)
Executive has the right to consult with an attorney before signing this Release and is encouraged by the Company to do so;
(b)
Executive has twenty-one (21) days from his receipt of this Release to consider it; and
(c)
Executive has seven (7) days after signing this Release to revoke this Release, and this Release will not be effective until that revocation period has expired without revocation. Executive agrees that in order to exercise his right to revoke this Release within such seven (7) day period, he must do so in a signed writing delivered to the Company’s Board of Directors before the close of business on the seventh calendar day after he signs this Release.
5.
No Filings. Executive represents that he has not filed any waivable lawsuits, claims, charges or complaints, which are pending as of the date hereof, against the Company Releasees with any local, state or federal agency or court from the beginning of time to the date of execution of this Release and that, if any such agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or purports to bring any legal proceeding, in whole or in part, on behalf of Executive based upon events occurring prior to the execution of this Release, Executive will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice.
6.
Confidential and Proprietary Information. Executive acknowledges that certain information, observations and data obtained by him during the course of or related to his employment with the Company and its Related Entities (including, without limitation, projection programs, business plans, business matrix programs (i.e., measurement of business), strategic financial projections, certain financial information, shareholder information, product design information, marketing plans or proposals, personnel information, customer lists and other customer information) are the sole property of the Company and its Related Entities and constitute Proprietary Information as defined in Section 6 of the Employment Agreement. Executive represents and warrants that he has returned all files, customer lists, financial information and other property of the Company and its Related Entities that were in Executive’s possession or control without retaining copies thereof. Executive further represents and warrants that he does not have in his possession or control any files, customer lists, financial information or other property of the Company and its Related Entities. In addition to his promises in Section 6 of the Employment Agreement, Executive agrees that he will not disclose to any person or use any such information, observations or data without the written consent of the Board. If Executive is served with a deposition subpoena or other legal process calling for the disclosure of such information, or if he is contacted by any third person requesting such information, he will notify the Board as soon as is reasonably practicable after receiving notice and will reasonably cooperate with the Company and its Related Entities in minimizing the disclosure thereof; provided, that nothing in this Release will affect Executive’s obligations to testify truthfully in response to any subpoena or other legally required discovery proceeding. Further if any such cooperation requires Executive’s participation in any legal proceeding, the Company will reimburse Executive for his time commensurate with his hourly rate at the time he was employed with the Company. In the event Executive requires legal representation in connection with such cooperation, the Company will pay for Executives legal fees. Further, the Company acknowledges and agrees that pursuant to the federal Defend Trade Secrets Act: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
7.
Prohibited Activities.
(a)
Non-Solicitation of Employees. Executive recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, Executive agrees that, for a period beginning on the Separation Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use any Proprietary Information, directly or indirectly, for himself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company in a position classified as exempt from overtime pay requirements. For purposes of the foregoing, “employee of the Company” shall include any person who was an employee of the Company at any time within six (6) months prior to the prohibited conduct.
(b)
Scope of Restrictions. Executive agrees that the restrictions in Section 7(a) above, are reasonable and necessary to protect the Company’s trade secrets. To the extent that any of the provisions in this Section 7 are held to be overly broad or otherwise unenforceable at the time enforcement is sought, Executive agrees that the provision shall be reformed and enforced to the greatest extent permissible by law. Executive further agrees that if any portion of this Section 7 is held to be unenforceable, that the remaining provisions of it shall be enforced as written.
8.
Remedies. Executive acknowledges that any misuse of Proprietary Information belonging to the Company and its Related Entities, or any violation of Section 6 of the Employment Agreement, and any violation of Sections 6, 7 and 9 of this Release, will result in irreparable harm to the Company and its Related Entities, and therefore, the Company and its Related Entities shall, in addition to any other remedies, be entitled to immediate injunctive relief. To the extent there is any conflict between Section 6 of the Employment Agreement and this Section 8, the provision providing the greatest protection to the Company and its Related Entities shall control. In addition, in the event of a breach of any provision of this Release by Executive, including Sections 6, 7 and 9, Executive shall forfeit, and the Company and its Related Entities may cease paying, any unpaid installments of the severance payment and providing any further medical insurance benefits.

9.
Cooperation Clause.
(a)
To facilitate the orderly conduct of the Company and its Related Entities’ businesses, for the Severance Period, Executive agrees to cooperate, at no charge, with the Company and its Related Entities’ reasonable requests for information or assistance related to the time of his employment.
(b)
For the Severance Period, Executive agrees to cooperate, at no charge, with the Company’s and its Related Entities’ and its or their counsel’s reasonable requests for information or assistance related to (i) any investigations (including internal investigations) and audits of the Company’s and its Related Entities’ management’s current and past conduct and business and accounting practices and (ii) the Company’s and its Related Entities’ defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by the Company and its Related Entities. The Company will promptly reimburse Executive for his reasonable, customary and documented out-of-pocket business expenses in connection with the performance of his duties under this Section 9. Except as required by law or authorized in advance by the Board of Directors of the Company, Executive will not communicate, directly or indirectly, with any third party other than Executive’s legal counsel or his own legal counsel, including any person or representative of any group of people or entity who is suing or has indicated that a legal action against the Company and its Related Entities or any of their directors or officers is being contemplated, concerning the management or governance of the Company and its Related Entities, the operations of the Company and its Related Entities, the legal positions taken by the Company and its Related Entities, or the financial status of the Company and its Related Entities. If asked about any such individuals or matters, Executive shall say: “I have no comment,” and shall direct the inquirer to the Company. Executive acknowledges that any violation of this Section 9 will result in irreparable harm to the Company and its Related Entities and will entitle the Company and its Related Entities to injunctive relief.
10.
Non-disparagement. Executive agrees not to criticize, denigrate, or otherwise disparage the Company and its Related Entities, or any of their directors, officers, products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research. The Company agrees not to authorize or condone, and to instruct its directors and officers not to make, any denigrating or disparaging statements about Executive to any third party, including by press release or other formally released announcement. Factually accurate statements in legal or public filings shall not violate this provision. In addition, nothing in this Section 10 shall prohibit Executive or the Company or the Board, or any of their employees or members from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law.

[Signature Page Follows.]

Sincerely yours,

STAAR SURGICAL COMPANY

________________________

Name: Stephen C. Farrell
Title: Chief Executive Officer

Agreed:

________________________

Stephen C. Farrell

________________________

Date

[Signature Page to Release]